Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Endo, Inc. of our report dated March 13, 2025, relating to the financial statements and financial statement schedule of Endo International plc, which appears in the Prospectus Supplement of Endo, Inc. dated March 13, 2025, which forms a part of this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

March 13, 2025